Exhibit 99.1

VeriChip Corporation Receives Nasdaq Notification

This notice regarding stockholders’ equity has no immediate impact on the Company’s listing

DELRAY BEACH, FL – November 21, 2008 — VeriChip Corporation (NASDAQ:CHIP), a provider of radio frequency identification (RFID) systems for healthcare and patient-related needs, announced today that it received notice from The Nasdaq Stock Market indicating that its stockholders’ equity at September 30, 2008 was less than the $10 million in stockholders’ equity required for continued listing on The Nasdaq Global Market under Marketplace Rule 4450(a)(3). The notice, which was received in a letter dated November 17, 2008, is a standard communication when a company’s stockholders’ equity is less than the $10 million minimum requirement. The notice has no immediate effect on the listing of the Company’s common stock.

In its letter, Nasdaq requested the Company to provide its plan to achieve and sustain compliance with the continued listing requirements of The Nasdaq Global Market, including the minimum stockholders’ equity requirement, before December 2, 2008. If Nasdaq determines that the Company has not presented a definitive plan to achieve compliance in the short term and sustain compliance in the long term, it will provide the Company with a written notification that its securities will be delisted from The Nasdaq Global Market. If it receives a notification, the Company may apply to move to the Nasdaq Capital Market or appeal Nasdaq’s delisting determination to a Nasdaq Listing Qualifications Panel. The Company intends to submit a plan with Nasdaq before December 2, 2008 to maintain its Nasdaq listing.

About VeriChip Corporation
VeriChip Corporation, headquartered in Delray Beach, Florida, markets its VeriMed™ Health Link System for rapidly and accurately identifying people who arrive in an emergency room and are unable to communicate. This system uses the first human-implantable passive RFID microchip, cleared for medical use in October 2004 by the United States Food and Drug Administration.

For more information on VeriChip, please call 1-800-970-2447, or e-mail info@verichipcorp.com. Additional information can be found online at www.verichipcorp.com.

Statements about VeriChip’s future expectations, including its ability to meet the Nasdaq’s listing criteria as set forth in Marketplace Rule 4450, and all other statements in this press release other than historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and VeriChip’s actual results could differ materially from expected results. Additional information about these and other factors that could affect the Company’s business is set forth in the Company’s various filings with the Securities and Exchange Commission, including those set forth in the Company’s 10-K filed on March 28, 2008, as amended, under the caption “Risk Factors.” The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this statement or to reflect the occurrence of unanticipated events, except as required by law.

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CONTACT:
Allison Tomek
VeriChip Corporation
(561) 805-8000
atomek@verichipcorp.com